EXHIBIT 10.5


OFS CHANNEL LEASE AGREEMENT


This AGREEMENT is entered into as of the 30 day of Sept., 1991, by New England Wireless Inc., a Vermont Corporation referred to as ("Lessee") having its principal place of business at 56 Green Street, Bellows Falls, Vermont 05101 and John Dudeck, hereinafter referred to as ("Lessor"), having his principal place of business at 12432 81st Ct. N., Seminole, Florida 34642.

WHEREAS, the Federal Communications Commission ("FCC") has authorized licensees for Private Operational-Fixed Microwave Radio Service ("OFS") channels to lease time on such channels on a private carrier basis; and

WHEREAS, Lessor has been awarded a license by the FCC to construct and operate OFS station WNTI-842 using channel H3 in the Burlington, Vermont area; and

WHEREAS, Lessor has determined that he desires to lease the full capacity of his channel on a twenty-four (24) hours a day, seven (7) days a week private carrier basis; and

WHEREAS, Lessee is developing a wireless cable system to serve the Burlington market and is desirous of leasing transmission capacity from Lessor in order to expand its channel capacity, provided that Lessor's facilities can be relocated to Lessee's transmission, headend and configured in a manner that is technically compatible with the other stations Lessor proposes to employ in connection with its wireless cable system in Burlington .

NOW, THEREFORE, in consideration of their mutual promises, lessor and lessee do hereby agree to the following terms and conditions:

1. TERM. The initial term of this Agreement shall be five (5) years from the date hereof, with three (3) consecutive and automatic five (5) year renewal terms, unless voluntarily terminated by written consent of both parties or as provided in Section VIII below. Notwithstanding language in the preceding sentence to the contrary, should lessee choose not to renew this Agreement at the end of the initial term or any five (5) year renewal term, lessee shall provide lessor with written notice of lessee election not to renew at least six (6) months prior to the expiration date. If lessee fails to provide lessor with six (6) months advance written notice of its election not to renew, then this Agreement shall be deemed automatically renewed for another five (5) year term.

II.  THE FCC AUTHORIZATION.

      A. Modification Application. Within five (5) working days of the execution of this Agreement by both parties, lessor shall file with the FCC an application for modification of the license in substantially the form of Exhibit A hereto ("Modification Application") to secure a license for an H Group station identical in all material respects to the other stations lessee intends to employ in Burlington ("Modified Station"). The parties recognize that the FCC may deny the Modification application. In such event, lessee shall utilize its best efforts to redesign its system to accommodate its requirements and those of the FCC, shall supply the documentation necessary for lessor to further modify his authorization and lessor shall properly submit a second Modification Application. In the event such second Modification Application is granted, the station proposed therein shall become the Modified Station for purposes of this Agreement. If lessee is unable to redesign its wireless cable system to meet its requirements and those of the FCC, it shall so notify lessor, at which this time this Agreement shall terminate pursuant to Section VIII.A. In the event that the time allowed by the FCC for construction of the modified station is not reasonably sufficient to complete construction as provided for in Section IV-A hereof, Lessor and Lessee shall cooperate in seeking extension of such time and/or special temporary authority (STA) as may be appropriate in the circumstances.

      B. Covenant Not to Amend or Modify. Because the location and configuration of lessor station is critical to lessee business, lessor shall not attempt to amend its pending application or the Modification Application or modify any license issued by the FCC for the Modified Station or the Original Station without the prior written consent of lessee, which consent shall not be unreasonably withheld.

III.   USE OF THE CHANNELS.

      A. Air Time. Commencing on the Start Date, lessor shall provide to Lessee during the term of this Agreement all of the transmission capacity on the Modified Station 24 hours a day, seven days a week, every week.

      B. Scope of Use. The transmission capacity provided hereunder to Lessee is for the transmission of Lessee provided video programming, data and other information to reception points selected by Lessee. The transmission capacity may be used by Lessee for any legal purpose, without any restriction on the substance, format or type of information or signal to be transmitted thereover.

IV.  FACILITIES.

      A. Provision of Transmission Facilities. No later than the earlier of six months after receiving notice from lessor that lessor received a grant of the Modification Application or such lesser time allowed by the FCC for such construction, provided such lesser time is reasonably adequate for such construction in accordance with the FCC's Rules, Lessee shall, at its sole expense, install the facilities authorized by the FCC for the Modified Station in accordance with the terms of lessor FCC authorization, the FCC's rules and of this Agreement, subject to such supervision and control by lessor as shall be required under the FCC's rules. Subsequently, throughout the term of this Agreement, Lessee shall at its sole cost and expense provide to lessor appropriate space (complete with utilities and necessary environmental controls), transmitters, waveguide, antennas and other associated equipment for the Modified Station (which equipment may be shared with other stations). Subject to the provisions of Section VII.E, Lessee shall retain title to the Modified Station. In addition, Lessee will cooperate with lessor in obtaining at the earliest possible date (and in any event prior to any renewal term) an agreement between lessor and the owner of the transmission site at which the Modified Station will be located so as to assure that lessor continues uninterrupted operations if Lessee's site agreement expires or Lessee defaults under its site agreement. Lessor will not take any action that would remove his eligibility to hold a license issued under FCC rules then applicable to the facility during the initial term and the renewal term(s) and he will duly file each license renewal application) and any other FCC application) or report(s) at Lessee's expense that are required to continue and extend the term of license issued by the FCC.

      B. Start Date. For purposes of this Agreement, the Start Date shall be the date Lessee completes construction of the Modified Station.

      C. Operation and Maintenance. Lessee shall, at its own cost and expense, retain technically qualified personnel to operate, repair, and maintain the transmission facilities under the technical direction, supervision and control of lessor to assure continued operation of the Modified Station in accordance with lessor FCC license and the FCC's rules and regulations. Lessee shall make available to lessor upon reasonable request records of all repairs and maintenance activities and shall notify lessor in the event transmission service is interrupted for any reason for a period of five (5) minutes or more.

      D. Interference. Lessee shall operate the Modified Station in such a fashion as to ensure that such operation does not create or increase interference to any other FCC applicant, permittee, or licensee entitled to protection under the FCC's rules and policies. In the event of any creation or increase in interference associated with the Modified Station, Lessee shall pay all reasonable costs, including any costs of lessor attorney and engineers, to resolve all interference to FCC applicants, permittees, or licensees entitled to protection under the FCC's rules and policies, provided however, that the Lessee shall have approved such costs in advance in writing.

      E. Modification of Transmission Facilities. lessor and Lessee acknowledge the possibility that as a result of currently unforeseen events or changes in the FCC's rules and policies, the technical configuration of the Modified Station may prevent Lessee from optimizing its business throughout the term of this Agreement. lessor therefore agrees that if any time and from time to time Lessee so requests, lessor shall use his best efforts to apply to the FCC for authority to modify the transmission facilities (including, without limiting the generality of the foregoing, to increase transmitted power, to increase antenna height, to modify the transmission and antenna systems or to relocate the Modified Station) to meet the reasonable requirements of Lessee. Lessee shall bear all reasonable costs associated with such modifications, including engineering and construction, and all reasonable costs associated with obtaining FCC approval thereof, provided that such costs are approved by Lessee in advance in writing. Upon the completion of such modification, the modified facility shall become the Modified Station.

      F. Additional Equipment. Lessee, at its own expense, may install attachments to the Modified Station (including, without limitation, encoding and/or addressing equipment selected by it) as may be required by the exigencies of its business from time to time, provided that such alterations and attachment do not violate any FCC rules and regulations. Any equipment used in making attachments shall be provided by Lessee and Lessee shall be responsible for the operation, maintenance and repair of all such equipment.

      G. Reception Equipment. lessor has no responsibility hereunder to provide any reception antennas, down converters, decoders, descramblers, power supplies or any other equipment required to display signals transmitted over the Modified Station ("Reception Equipment") . Lessee may, in its sole discretion and on terms and conditions of its choosing, install or cause to be installed such Reception Equipment as may be required, from time to time, in order to receive the signals to be transmitted over the Modified Station.

      H. Program Origination and Delivery. Lessee shall be solely responsible for the origination of any and all signals to be transmitted over the Modified Station and the delivery of such to the Modified Station, and shall bear all costs and expenses in connection therewith.

V. CHARGES

      A. Commitment Fee. In consideration for Lessor's loss of opportunity and forbearance from dealing with others for service on the Station, Lessee shall pay to Lessor a Commitment Fee of One Thousand Dollars ($1,000) in the form of a cashier's check within seven (7) days of receiving notice from Lessor that the FCC has granted the Modified Application.

      B. Transmission Fee. Commencing on the Start Date and continuing thereafter for the term of this Agreement, Lessee shall pay to lessor in consideration of the faithful performance by lessor of his obligations hereunder a monthly fee (the "Transmission Fee") equal to the number of Subscribers (as calculated in accordance with the formula below) during the month in question multiplied by Ten Cents ($0.10). For purposes of computing the Transmission Fee due hereunder for any month, the term "Subscribers" shall be deemed to mean the number of subscribers contracting with Lessee to receive Lessee's programming over the Modified Station as of the last day of the prior month plus the number of such subscribers to Lessee's programming over the Modified Station as of the last day of the current month divided by two. Only Subscribers which are current with respect to their payments shall be considered for this purpose; provided, however, that Subscribers paying after the fact for a prior month or months shall be counted as Subscribers for such month or months retroactively. In those situations where programming is sold in bulk for viewing at isolated locations in the same facility (that is, where a number of viewing units are grouped for billing purposes such as may be the case with hotels and condominiums) and Lessee's rates therefore are less than its prevailing monthly rate for the sale of Lessee's programming over the Modified Station to individual Subscribers of its wireless cable service, the number of Subscribers from such bulk billing points shall be determined by dividing the total monthly revenues derived from the sale of Lessee's programming over Lessee's wireless cable business to the bulk billing points by the Lessee's then prevailing basic monthly rate for sale of programming to individual subscribers.

      C. Minimum Monthly Payments. Customer agrees to make minimum payments to carrier, commencing on the Start Date as follows:

      1) For the initial twelve month period commencing on the Start Date, Lessee shall pay to lessor a minimum of $250.00 per month.
      2) For the second year, Lessee shall pay lessor a minimum of $500 per month.
      3) For the third year thereafter throughout the term of this Agreement, lessee shall pay lessor a minimum of $750 per month.

      D. Cost of Living Adjustment. The Minimum Monthly Payment shall be adjusted upward or downward based upon the consumer's price index as reported by the U.S. Department of Labor (1967=100) for each five (5) year renewal Term using 1991 as the base year.

      E. Required Certificate and Payment Dates. Lessee shall, within thirty (30) days of the end of each calendar month after the Start Date, mail to lessor by first class United States mail, postage prepaid, a certificate signed by an officer of Lessee showing the number of Subscribers served during said month, together with the Transmission Fee to be paid by Lessee hereunder for such month.

      F. Right to Audit. For the purpose of permitted verification by lessor of any payments due, Lessee shall keep and preserve for at least three (3) years a true and accurate record of all sales and business transacted during the term of this Agreement, including, without limitation, all invoices, correspondence, ledgers, financial and other records relating to its subscribers and billings. Lessor, his agents, employees, or representatives, shall have the right, upon seventy two (72) hours advance notice to Lessee, to examine all such books and records of Lessee at any reasonable time during business hours. If, as a result of Lessor's examination of such books and records, Lessor's certified public accountants determine that any payment by Lessee was insufficient, Lessee agrees to pay to the deficiency within five (5) days of receiving notice from Lessor. If it is determined that Lessee has underpaid by seven (7%) or more, then in addition to the payment of the deficiency, Lessee shall pay Lessor's cost of examining Lessee's books and records and an additional fee equal to ten percent (10%) of the amount of the deficiency. Lessor shall hold all information obtained from Lessee's records in confidence, except as may be necessary for the enforcement of his rights under this Agreement or except pursuant to any legal requirements. In the event of dispute concerning the sufficiency of any payment due Lessor under this agreement, the dispute shall be resolved by arbitration conducted by a single arbitrator chosen by the American Arbitration Association. The decision of such arbitrator shall be final and binding on the parties hereto. The cost of such arbitration shall be borne jointly by the parties provided, however, that if the arbitrator shall determine that Lessee has underpaid the transmission fee due to Lessor by 7% or more the cost of such arbitration shall be borne by the Lessee.

      G. Subscriber contracts. Lessor shall not interfere with the right of Lessee or its designee to lawfully modify, waive, rescind, terminate or cancel any and all services or contracts with Subscribers. In case any such services or contracts are modified, waived, rescinded, terminated or cancelled, Lessor shall not be entitled to any participation in revenues or claims whatsoever with respect to the unperformed portion of any such contract.

      H. Proration of Fees. In the event that (i) the Start Date shall be date other than the first day of a calendar month, or (ii) this Agreement shall be terminated on a date other than the last day of a calendar month, then the Transmission Fee for such month shall be proportionately reduced.

      I. Taxes. If federal, state, or local taxes (other than taxes on the income of Lessee) are applicable, or become applicable to the services provided under this Agreement, it will be the responsibility of Lessor to pay such taxes and/or reimburse Lessee for its payment of such taxes.

      J. Broker's Fees. Simultaneously with the Execution of this Agreement, Lessee shall pay to Suncoast Wireless Cable, 7800 113th Street North, Suite 201, Seminole, Florida 34642, ("Broker") a broker's fee in the form of a cashier's check for the amount of One Thousand Six Hundred Seventy-Five Dollars ($1,675) in partial payment of Broker's services in introducing Lessee and Lessor and brokering this Agreement. Within 7 days of the granted modification, Lessee shall pay Suncoast Wireless Cable an additional Three Thousand Three Hundred Twenty-Five Dollars ($3,325) in the form of a cashier's check.

VI.  PROSECUTION OF APPLICATIONS AND PETITIONS

      A. FCC Filings. Both parties shall diligently prepare, file and prosecute before the FCC all necessary or desirable petitions, waivers, applications and other related documents required to secure FCC approval of the matters addressed herein. Notwithstanding anything herein to the contrary, it is understood that no filing shall be made with the FCC with respect to the subject matter hereof unless both parties hereto shall have reviewed said document and shall have consented in advance to its submission.

      B. Further Efforts. While this Agreement is in effect, Lessor shall use his best efforts to obtain and maintain in force all licenses, permits and authorizations required in connection with Lessee's use of the Modified Station hereunder, and shall file and prosecute all necessary applications for license renewal. Lessor shall also file such reasonable protests or other petitions to deny against applications of third parties for licenses as may be requested by Lessee. Lessor, if requested by Lessee, and to the extent requested, shall use his best efforts to prevent any unauthorized individual or entity from receiving the signals transmitted over the Modified Station, provided that all costs and expenses in connection therewith are paid by Lessee. Lessor shall promptly notify Lessee of any event which may affect the licenses, permits, or authorizations for the Modified Station. Lessor shall fully cooperate with all reasonable requests of Lessee for assistance in the construction, operation and maintenance of any additional facilities which Lessee may desire in order to optimize its business within the city metropolitan area, provided that Lessee shall reimburse Lessor for all reasonable expenses incurred by Lessor in providing such assistance.

VII.   REPRESENTATIONS AND WARRANTIES.

      A. Lessee Representations and Warranties. In addition to representations and warranties set forth above, Lessee represents and warrants to Lessor that:

      1. Organization. It is duly organized and existing under the laws of the state of its incorporation, is qualified to do business in the state in which the Modified Station will be located and has full power and authority to carry out all of the transactions contemplated hereby.

      2. Authorization. All necessary actions on its parts to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder have been taken.

      3. Compliance with Law. It is in compliance and shall comply with all laws, rules and regulations governing the business, ownership, and operation of the Modified Station. The carrying out of the provisions of this Agreement will not result in any violation or be in conflict with any judgement, decree, order, statute, rule or regulation of any governmental authority with jurisdiction over it.

      4. No Violation. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby constitutes or will constitute or will constitute a violation of, be in conflict with, constitute a default under, or be ultra vires as to, any term of provision of its articles of incorporation or other governing instruments or any agreement or commitment to which it is bound. or any judgement, decree, order, regulation or rule of any court or governmental authority, or any statute or law. Except for approval of the FCC, no consent of any federal, state or local authority is required in connection with the execution and delivery of this Agreement or any other agreements, certificates or instruments executed and delivered herewith or with the performance of the transactions contemplated hereby and thereby.

      5. Litigation. There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against it before any court, administrative agency or other governmental body relating in any way to the transactions contemplated by this Agreement, and it does not know of any valid basis for the commencement of any such action, proceeding or investigation. It has not been charged with, and, to its best knowledge, has not been under investigation with respect to any charge concerning, any material violation of any provision of any federal, state, or local law or of any administrative regulation. No unsatisfied judgement, order, writ, injunction, decree or assessment of any court or of any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality relating in any way to this Agreement has been entered against and served upon it. There is no action, proceeding or investigation pending or, to its best knowledge, threatened against it, nor are there questions or challenges that otherwise seek to prevent the consummation or performance of this Agreement.

      B. Lessor Representations and Warranties. In addition to representations and warranties set forth above, Lessor represents and warrants to Lessee that:

      1. Authorization. He has full power and authority to carry out all of the transactions contemplated hereby. All necessary actions on his part to authorize the execution and delivery of this Agreement and the performance of his obligations hereunder have been taken.

      2. Compliance with Law. He is in compliance and shall comply with all laws, rules and regulations governing the business, ownership, and operation of the Modified Station. The carrying out of the provisions of this Agreement will no result in any violation or be in conflict with any judgement, decree, order, statute, rule or regulation of any governmental authority with jurisdiction over him.

      3. No Violation. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, constitutes or will constitute a violation of, be in conflict with, constitute a default under, or be ultra vires as to, any term or provision of any agreement or commitment to which he is bound, or any judgement, decree, order, regulation or rule of any court or governmental authority, or any statute or law. Except for approval of the FCC, no consent of any federal, state or local authority is required in connection with the execution and delivery of this Agreement or any other agreements, certificates or instruments executed and delivered herewith or with the performance of the transactions contemplated hereby and thereby.

      4. Litigation. There is no action, suit, proceeding or investigation pending or, to his best knowledge, threatened against him before any court, administrative agency or other governmental body relating in any way to the transactions contemplated by this Agreement, and he does not know of any valid basis for the commencement of any such action, proceeding or investigation. He has not been charged with and, to his best knowledge, has not been under investigation with respect to any charge concerning, any material violation of any provision of any federal, state, or local law or of any administrative regulation. No unsatisfied judgement, order, writ, injunction, decree or assessment of any court or of any federal, state, local, or other governmental department, commission, board, bureau, agency, or instrumentality relating in any way to this Agreement has been entered against and served upon him. There is no action, proceeding or investigation pending or, to his best knowledge, threatened against him, nor are there questions or challenges that otherwise seek to prevent the consummation or performance of this Agreement.

      5. Lessor will not take any action that would remove his eligibility to hold a license issued under FCC rules then applicable to the facility during the initial term and the renewal term(s) and he will duly file each license renewal applications and any other FCC application or report(s) at Lessee's expense that are required to continue and extend the term of license issued by the FCC.

      C. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall not in any respect be limited or diminished by any past or future inspection, examination, or possession on the part of the parties or their representatives of any records, documents, information or properties. Such warranties and representations shall be deemed to be continuing during the term of this Agreement, and each party shall have the duty promptly to notify the other of any event or circumstance which might reasonably be deemed to constitute a breach of or lead to a breach of its warranties or representations hereunder.

      D. Waiver. The express or implied waiver by either party of any breach of any representation or warranty or any failure to fulfill any condition, covenant or other obligation or liability under this Agreement shall not constitute a waiver of any other representation or warranty or of any other failure in the future or in the past by the other party to fulfill such representation, warranty, condition, covenant, obligation or liability hereunder.

      E. Indemnification. Each of Lessor and Lessee (as the case may be the ("Indemnitor") hereby covenants and agrees to, and shall, indemnify, defend and save harmless the other, its directors, officers, and employees, partners and affiliates and its respective successors or assigns (the "Indemnitees") from and against, and shall reimburse the Indemnitees on demand for any and all liabilities, losses, damages, claims, demands, actions, costs and expenses (including without limitations, reasonable court costs and attorney's fees) of whatsoever kind or nature, which any of the Indemnitees may suffer, sustain, incur, or put to, pay, expend or lay out by reason, by virtue or as a result of (i) each and every breach or default by the Indemnitor of any of its covenants, agreements, duties or obligations hereunder, or (ii) each and every breach or default of, or inaccuracy or omission in, any representation or warranty of it contained herein. In any case where indemnification is sought by the Indemnitees, the Indemnitees shall (1) notify Indemnitor as soon as reasonably practicable of any claim, litigation, or threatened claim or litigation, to which this indemnification relates, and (2) shall afford the Indemnitor the opportunity to participate in, and, at the option of the Indemnitor (subject to the approval of the Indemnitees) comprise, settle, defend or otherwise resolve the claim or litigation (and the Indemnitees shall not effect any such compromise or settlement without prior written consent of the Indemnitor).

VIII.  TERMINATION

      A. Termination by Reason of FCC Action. This Agreement shall be terminated in the event the FCC fails to grant the Modification Application within four months prior to the expiration of Lessor's time to construct the original Station. This Agreement shall be terminated immediately in the event that the FCC determines after grant of the Modification Application that Lessor is not authorized to operate the Modified Station as contemplated by this Agreement. Should such determination occur without either party having breached this Agreement, there shall be a final accounting of monies due under this Agreement and, when completed, there shall be no further liability of one party to the other.

      B. Termination by Reason of Lessee Default or Non-Performance. This Agreement may be terminated at the option of Lessor without further notice if (i) Lessee fails to make a payment required by Section V and such breach continued uncured for a period of ten (10) consecutive days after written notice of such breach; (ii) Lessee does not commence transmission over the Modified Station within one (1) year after the FCC grants the Modification Application unless such failure is beyond Lessee's reasonable control. (iii) Lessee is in default under the site agreement and such default is not cured within the time allowed for cure in the site agreement, the site agreement is terminated before the expiration of the term of this Agreement, or Lessee's rights under the site agreement are restricted in any manner that materially affects its ability to perform this Agreement; (iv) Lessee commences any proceeding relating to its reorganization, dissolution or liquidation or shall discontinue business, become insolvent or at any time shall fail generally to pay its obligations as they fall due; (v) Lessee makes an assignment for the benefit of creditors or applies for or consents to the appointment of a receiver, trustee, or liquidator for all or substantially all of its assets; or (vi) any governmental agency or bankruptcy court or other court shall assume custody of the whole or any part of Lessee's assets.

      C. Termination in Other Cases of Breach, Default, or Non-Performance. In all other cases not specifically provided for, this Agreement may be terminated by either party upon the breach of any material warranty or representation or the default or non-performance by the other party of its obligations under this Agreement if such breach, default, or non-performance continues uncured for a period of thirty (30) consecutive days after such other party's receipt of written notice thereof from the party giving such notice, provided, however, that in the event of a dispute concerning such breach or default, the dispute shall be resolved by an arbitration conducted by a single arbitrator chosen by the American Arbitration Association. The decision of such arbitrator shall be final and binding on the parties hereto. The cost of such arbitration shall be borne jointly by the parties within 30 days after notice of one party to the other that termination is sought pursuant to this provision.

      D. Effects of Termination. Termination of this Agreement shall not affect Lessee's obligation to pay any amounts due to Lessor accrued prior to the effective date of termination, nor shall any termination pursuant to
Section VIII.B or VIII.C affect or diminish the rights or claims or remedies available to the non-defaulting party arising by reason of such breach, default or non-performance.

      E. Continued Operations. Upon expiration or termination of this Agreement (except for termination resulting from Lessor's breach of this Agreement) , Lessee shall promptly surrender control of and title to the Modified Station to Lessee free and clear of any and all liens, charges, security interests and encumbrances whatsoever and shall take such further steps as may be reasonably necessary to assure that there is no interruption in service by Lessor.

IX. INSURANCE

      A. Policies Required. Lessee shall, at its own cost, maintain with sound and financially reputable insurers, insurance with respect to the Modified Station and Lessee's utilization of the Modified Station against casualty and other losses of the kinds customarily insured against by firms of established reputations engaged in the same or a similar line of business, of such types and in such amounts as are customarily carried under similar circumstances by such firms, including, without limitation:

      1. "All-risk" property insurance covering the Modified Station to the extent of one hundred percent (100%) of its full replacement value without deduction for depreciation;

      2. "All-risk" business interruption insurance and/or extra expense insurance covering Lessee's potential business losses in the event of casualty to the Modified Station.;

      3. Comprehensive general public liability insurance covering liability resulting from Lessee's operation of the Modified Station on an occurrence basis having minimum limited of liability in an amount of not less than One Million Dollars ($1,000,000) for bodily injury, personal injury or death to any person or persons in any one occurrence, and not less than Two Million Dollars ($2,000,000) in the aggregate for all such losses during each policy year, and not less than One Million Dollars ($1,000,000) with respect to damage to property;

      4. All worker's compensation, automobile and similar insurance required by law;

      5. Such additional or difference insurance as Lessor, in his reasonable business judgement, shall request as a result of changing conditions.

      B. Insurance Policy Forms. All policies of insurance required by this Section shall, as appropriate, designate Lessor as either the insured party or as a named additional insured, shall be written as primary policies, not contributory with and not in excess of any coverage which Lessor shall carry, and shall contain a provision that the issuer give to Lessor thirty (30) days prior written notice of any cancellation or lapse of such insurance or of any change in the coverage thereof.

X.  MISCELLANEOUS.

      A.  Assignments

      1. Assignment of Authorization. Lessor may not assign or transfer his FCC authorization for the Modified Station during the term hereof unless the assignee agrees in writing to assume Lessor's obligations hereunder and unless Lessee gives its prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Lessor may assign his authorization for the Modified Station to any partnership or corporation in which he holds an equity interest without the prior consent of Lessee if that partnership or corporation agrees in writing to assume Lessor's obligations hereunder.

      2. Assignment of Agreement. Except as set forth above, no party may assign or transfer its rights, benefits, duties or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lessee may assign its rights, benefits, duties and obligations hereunder to a lender in connection with the financing of its wireless cable system without securing the prior written consent of Lessor.

      B. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      C. Dealings with Third Parties. No party is, nor shall any party hold itself out to be, vested with any power or right to contractually bind, or act on behalf of any other as its contracting broker, agent or otherwise for committing, selling, conveying or transferring any of the other party's assets or property, contracting for or in the lessor of the other party, or making any contractually binding representations as to the other party which shall be deemed representations contractually binding such party.

      D. Due Authorization. Each of the Signatories personally represents and warrants that he is duly authorized to execute this Agreement on behalf of the party on whose behalf he purports to execute this Agreement.

      E. Entire Agreement. This Agreement states the entire agreement as of this date between the parties with respect to the subject matter hereof and supersedes all pre-existing oral, letter, or other agreements or commitments with respect thereto. This Agreement may be modified only by an agreement in writing executed by all of the parties hereto. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns, subject, however, to the provisions hereof restricting assignment.

      F. Force Majeure. If by reasons of force majeure either party is unable, in whole or in part, to carry out its obligations hereunder, said party shall not be deemed in violation or default during the continuance of such inability. The term "force majeure" as used herein shall mean the following: acts of God, acts of public enemies, orders of any kind of the government of the United States of America or any of its departments, agencies, political subdivisions, or officials, or any civil or military authority; earthquakes; fires, hurricanes, volcanic activity, storms of extraordinary force, floods, washouts, droughts, civil disturbances, explosions, disruptions to the equipment manufacturing process, including labor strikes and lockouts, beyond the control of Lessee, the inability of the equipment manufacturer to deliver equipment ordered by Lessee in a timely manner due to reasons beyond the control of Lessee.

      G. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Vermont.

      H. Jurisdiction and Venue. In the event of any dispute between the parties regarding the rights and obligations of any party hereunder, except for the arbitration provisions contained herein, any party shall have the right to sue the other party in state courts located in Vermont. For any and all such purposes, the parties hereto hereby irrevocably submit to the jurisdiction of such courts waive all objections thereto (on the grounds of improper venue, forum non conveniens or otherwise), and agree that service of process upon each as provided in the section concerning Notices herein shall be effective to establish personal jurisdiction over it in such courts.

      I. Headings. The headings herein are inserted for convenience only and shall not constitute a part of this Agreement.

      J. Notices. Except as set forth above concerning the payment of Transmission Fees, all notices and documentation given under this Agreement shall be in writing and shall be deemed given the first weekday (excluding Federal holidays) after being sent by United States Express Mail, return receipt requested, or by Federal Express, signature required, to the other party at the following address:

If to Lessee:

New England Wireless
56 Green Street
Bellows Falls, Vermont 05101

William M. Barnard
McFadden, Evans & Sill
1220 19th Street, N.W., #501
Washington, D.C. 20036

If to Lessor:

John Dudeck
12432 81st Court N.
Seminole, FL 34642

      L. Parties Defined. The parties to this Agreement shall include the parties identified at the head of this Agreement, or any corporation or other entity into or with which any of them be incorporated, merged or consolidated, or any corporation or entity which shall succeed to or acquire all or substantially all of the business and/or assets of any of them, as the case may be.

      M. Specific Performance. The parties acknowledge and agree that the rights reserved to each of them hereunder are of a special, unique unusual and extraordinary character, which gives them a particular value, the loss of which cannot be adequately or reasonably compensated for in damages in an action at law, and the breach by either of the parties of any of the provisions hereof will cause the other parties irreparable injury and damage. In such event, the nondefaulting party shall be entitled, as a matter of right, without further notice, to require of the defaulting party specific performance of all of the acts, services and undertakings required hereunder including the obtaining of all requisite authorizations to execute or perform this Agreement and to obtain injunctive and other equitable relief in any competent court to prevent the violation of any of the provisions hereof. Neither this provision nor any exercise by any party of rights to equitable relief or specific performance herein granted shall constitute a waiver of any other rights which it may have to damages or otherwise.

      N. Reallocation of OFS H Group Channels. The parties acknowledge that the FCC has proposed to reallocate the OFS H Group channels to the Multipoint Distribution Service ("MDS"). In the event of such reallocation, the parties shall use their best efforts to carry out the intention of this Agreement by having Lessor provide a non-common carrier MDS transmission service to Lessee.

      O. Time of Essence, Whenever this Agreement shall set forth any time for the performance of any act, such time shall be deemed of the essence.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LESSOR  /S/ _______________________________


New England Wireless  /S/ _______________________________